UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2005

Mattson Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 25, 2005, Mattson Technology, Inc. ("the Company") accelerated the vesting of certain unvested and "out-of-the-money" stock options outstanding under the company's stock plans. The Company believes that the acceleration is in the best interest of stockholders because it will reduce the company's reported compensation expense in future periods in light of new accounting regulations that take effect in 2006.

The acceleration of vesting is being applied to all unvested options that have an exercise price per share of $9.05 or higher. As a result of the acceleration, options to purchase approximately 1.47 million shares of the Company's common stock became exercisable immediately. The weighted average exercise price of the affected options was $14.49 per share. The total number of options subject to acceleration included options to purchase approximately 503,000 shares held by the executive officers and directors of the Company. In order to prevent unintended benefits to executive officers and directors, the Company imposed new contractual restrictions on all shares received through the exercise of accelerated options held by those individuals, which will prevent the sale of those shares prior to the earlier of the original vesting date of the option or the individual's termination of employment.

Under the recently revised Financial Accounting Standards Board Statement No. 123, "Share-Based Payment," the Company will begin applying expense recognition provisions relating to stock options in 2006. As a result of its action to accelerate the vesting of "out-of-the-money" options, the Company expects to reduce the non-cash expense it otherwise would be required to record from such stock options. The amount of the expenses the Company will avoid is not known with precision at this time. However, the Company preliminarily estimates this acceleration of options will reduce future expenses by approximately $2.0 to $2.5 million in both 2006 and 2007, on a pre-tax basis, and additional but lower amounts in 2008 and 2009. The accelerated vesting of these options does not result in a charge in the current period based on generally accepted accounting principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2005

MATTSON TECHNOLOGY, INC.

By: /s/ Ludger Viefhues

Ludger Viefhues
Executive Vice President and Chief Financial Officer

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.